                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                               SCHEDULE 13G/A

                               (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2


                    Under the Securities Exchange Act of 1934
                               (Amendment No.2)*

                         HYPERTENSION DIAGNOSTICS, INC.
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                              (Name of Issuer)

                         COMMON STOCK, $0.01 par value
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                       (Title of Class of Securities)

                                  44914V 10 4
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                                 (CUSIP Number)

                                 December 31, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 44914V 10 4                 13G                 PAGE 2  OF  5  PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Wayne William Mills
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        USA
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    Number of
                           5       Sole Voting Power

      Shares                       403,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        403,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        403,000
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 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        6.7% (Based on 5,905,829 shares outstanding as of 11/2/2001, as reported by the Issuer on its Form 10-QSB for the quarter ended 9/30/2001.)
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 12     Type of Reporting Person (See Instructions)

        IN
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Item 1.

         (a)      Name of Issuer:

                  Hypertension Diagnostics, Inc.

         (b)      Address of Issuer's Principal Executive Office:

                  2915 Waters Road, Suite 108, Eagan, MN   55121

Item 2.

         (a)      Name of Person Filing:

                  Wayne William Mills

         (b)      Address of Principal Business Office:

                  5020 Blake Rd. S.
                  Edina, MN  55436

         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                           44914V 10 4

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)     [  ] Broker or dealer registered under Section 15 of the
                      Exchange Act.

         (b)     [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)     [  ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

         (d)     [  ] Investment company registered under Section 8 of the
                      Investment Company Act.

         (e)     [  ] An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E);

         (f)     [  ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)     [  ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)     [  ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (i)     [  ] A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)     [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)      Amount beneficially owned:
                    403,000 shares (Includes warrants to purchase 85,000 shares which are exercisable within 60 days.)

            (b)     Percent of Class:
                    6.7%

            (c)     Number of Shares as to Which Such Person Has:

                  (i)         sole power to vote or direct the vote:
                              403,000

                  (ii)        shared power to vote or direct the vote:
                              0

                  (iii)       sole power to dispose or direct the
                              disposition of:
                              403,000

                  (iv)        shared power to dispose or to direct the
                              disposition of:
                              0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

       Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.

       Not applicable.

Item 8.  Identification and Classification of Members of the Group.

       Not applicable.

Item 9.  Notice of Dissolution of Group.

       Not applicable.

Item 10.  Certifications.

         (a)      Not applicable.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2002


                                                 S/ Wayne W. Mills
                                         By: ----------------------------------
                                              Wayne W. Mills